Exhibit 5

K&L GATES LLP HEARST TOWER 47TH FLOOR 214 NORTH TRYON STREET CHARLOTTE, NC 28202 T 704.331.7400 F 704.331.7598 klgates.com

May 6, 2014

Snyder’s-Lance, Inc.

13024 Ballantyne Corporate Place, Suite 900

Charlotte, North Carolina 28277

Ladies and Gentlemen:

We have acted as counsel to Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 400,000 shares (the “Shares”) of common stock, $0.83-1/3 par value, of the Company, which may be issued by the Company pursuant to the Snyder’s-Lance, Inc. 2014 Director Stock Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Restated Articles of Incorporation, as amended, and Bylaws, as amended, the Plan and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the laws of the state of North Carolina.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP